EXHIBIT 23

                     [Letterhead of Rogoff & Company, P.C.]

                         Consent of Independent Auditors

We hereby consent to the use in the Registration Statement of National Pizza Corporation on Form SB-2 of our report dated January 14, 2002 relating to our audit of the consolidated financial statements of National Pizza Corporation and Subsidiary (a Delaware corporation and a development stage enterprise) as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from September 7, 2001 (inception) to December 31, 2001 which appear in such Form SB-2. We also consent to the reference to us under the heading "Experts" in such Form SB-2.

                                                      /s/ Rogoff & Company, P.C.

New York, New York
January 29, 2002

                                      E-22